Exhibit 10.14

AGREEMENT

          This amended and restated Agreement (the “Agreement”) is entered into by and between KLA-Tencor Corporation (the “Company”) and Kenneth L. Schroeder (“Executive”) effective as of December 21, 2005 (the “Effective Date”).

Recitals:

          A.          The Company desires to continue to retain the services of Executive as set forth in this Agreement and Executive desires to continue to provide services to the Company upon the terms and conditions set forth herein.

          B.          The Company desires to ensure that Executive does not compete with and is available to continue to provide services to the Company as set forth herein.

Agreement:

          In consideration of the covenants and agreements contained herein, the parties agree as follows:

          1.          Effectiveness of Agreement.  This Agreement shall become effective upon the Effective Date and amends and restates in its entirety the Agreement entered into by and between the Company and Executive dated February 23, 2005 (the “Prior Agreement”).  The Company and Executive agree that this Agreement shall govern the terms and conditions of Executive’s provision of services to the Company from and after the Effective Date.

          2.          Term.  This Agreement shall commence on the Effective Date and shall end on the date that all obligations hereunder have been fully discharged.

          3.          Duties.

                       a.          Responsibilities.  From and after the Effective Date until the earlier of the commencement of any Part-Time Employment Term (as defined in Section 7 of this Agreement) or termination of Executive’s full-time employment hereunder (the “Full-Time Employment Period”), the Company shall employ the Executive as Chief Executive Officer with such duties and responsibilities as are commensurate with such position.  It is understood and agreed that Executive will be considered an employee of the Company for tax withholding and all other purposes for the duration of both the Full-Time Employment Period and the Part-Time Employment Term.  Executive acknowledges that during the Part-Time Employment Term he shall not have the power to bind the Company.

                       b.          Board Membership.  If Executive is serving as a member of the Company’s Board of Directors (the “Board”) on the date of termination of the Full-Time Employment Period, he shall tender to the Board his resignation from the Board effective as of such date.  The Board shall not be obligated to accept such resignation, unless Executive requires it.

          4.          Obligations.  Executive agrees, during the Full-Time Employment Period, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof without the approval of the Board.

          5.          Employee Benefits.  During the Full-Time Employment Period, Executive shall be eligible to participate in (i) all employee benefit plans currently and hereafter maintained by the Company for senior management according to their terms, and (ii) such other employee benefits as are set forth in this Agreement or as may otherwise be awarded by the Board or its Compensation Committee.  During any Part-Time Employment Term, Executive shall only be eligible to participate in the Company’s group health, vision and dental plans or in alternative arrangements providing at least the same level of benefits and shall not be eligible to participate in the Company’s other employee benefit plans and arrangements.  Subject to the other provisions hereof, Executive and his spouse shall, during the Full-Time Employment Period, the Part-Time Employment Term and thereafter, but no later than the earlier of Executive’s death or his obtaining the age of 65, be entitled to the same medical and other health benefits as senior active executives (and their respective spouses) and on the same contribution basis as such senior active executives.  Such benefits shall at all times be made available on a nontaxable basis to Executive and his spouse (except to the extent active senior executives (and their respective spouses) would be taxed on receipt of the same benefit as active executives (the “Retiree Health Benefit”)).  The standard form of indemnification agreement for officers and directors that Executive has entered into and any fiduciary insurance maintained by the Company shall remain in effect to the same extent that said indemnification or fiduciary insurance remains in effect for all officers and directors of the Company.

          6.          Full Time Employment Period Compensation.

                       a.          Base Salary.  During the Full-Time Employment Period, and during certain Part-Time Employment Terms as specified in Section 7 hereof, the Company shall pay the Executive as compensation for his services a base salary at an initial annualized rate (which initial rate shall in no event be less than the Executive’s base salary as of the Effective Date) recommended by the Compensation Committee of the Board and approved by the Board, as may be increased (but not decreased) from time to time by the Board or its Compensation Committee (the “Base Salary”).  The Base Salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding.  References to Base Salary herein as it relates to the Part-Time Employment Term shall mean the last full-time salary as of the beginning of the Part-Time Employment Term.

                       b.          Bonus.  During the Full-Time Employment Period and during certain Part-Time Employment Terms as specified in Section 7 hereof, Executive shall participate in bonus programs generally available to senior management of the Company and shall be eligible to receive bonuses as determined by the Board or its Compensation Committee.  Subject to Section 7(c), the Company shall have the obligation to pay any and all bonuses referred to in this Agreement only at the same time as bonuses are normally paid to senior management of the Company and contingent in each case upon the Company’s payment of bonuses to senior officers of the Company for such fiscal year; provided, however, that any bonus due Executive upon his transition to Part-Time Employment or becoming due in the six-month period thereafter shall be paid to Executive six months and one day following his transition to Part-Time Employment.

          7.          Termination of Employment; Transition to Part-Time Employment.

                       a.          Part-Time Employment Term Definition; Obligations.  The periods of part-time employment specified in this Section 7 shall be defined as the “Part-Time Employment Term” and Executive may be referred to as a “Part-Time Employee” while employed thereunder for the purposes of this Agreement.  During any Part-Time Employment Term, Executive shall be required to devote such time in rendering services to the Company as shall be mutually agreed upon and acceptable to Executive and the Company; provided, however, that such services shall not include any service relating to the discharge of Executive’s duties as a member of the Board.  The parties expect the Company will utilize Executive’s services during the Part-Time Employment Term between five to ten hours per month.  Such services may be rendered by Executive at his residence, to the extent practicable.  During the Part-Time Employment Term, Executive shall be free to serve as a director, employee, consultant or advisor to any other corporation or other business enterprise without the prior written consent of the Company so long as such activities do not interfere with his duties and obligations under this Agreement, including, without limitation, Executive’s obligations under Section 8 hereof.  In consideration of Executive’s not working for a non-Competing Company or a Competing Company and being available to provide the mutually agreed upon services required hereunder during the Part-Time Employment Term, the Executive shall receive the compensation specified in this Section 7.  At the end of such Part-Time Employment Term, the Executive’s employment with the Company shall terminate.

                       b.          Termination of Full-Time Employment for Cause.  The Company may at any time terminate Executive’s full-time employment hereunder for “Cause.”  For the purposes of this Agreement “Cause” shall mean (i) Executive’s gross negligence or willful misconduct in connection with the performance of his duties, (ii) Executive’s conviction of or plea of nolo contendere to, any felony in a court of competent jurisdiction, or (iii) Executive’s embezzlement or misappropriation of Company property.  If the Executive’s full-time employment is terminated by the Company for Cause, then, subject to Executive entering into and not revoking a release of claims agreement with the Company substantially in the form attached hereto as Exhibit A (the “Release”), the Executive will receive a lump-sum payment equal to 25% of Base Salary and Executive shall not be entitled to any other benefits hereunder.

                       c.          Voluntary Termination of Full-Time Employment by Executive.  If the Executive desires to voluntarily terminate his full-time employment with the Company, then Executive shall provide the Company with written notice of such termination.  Subject to Executive entering into and not revoking the Release, Executive shall remain employed by the Company as a Part-Time Employee on the terms described herein.  The Part-Time Employment Term shall be 60 months.  During such 60-month period, Executive shall be paid (i) Base Salary for the first 30 months, paid in accordance with the Company’s normal payroll practices (except as provided in the succeeding paragraph), (ii) a mutually agreeable level of compensation per month which is no lower than an hourly rate determined by dividing the annual Base Salary dollar amount by 2080 for the final 36 months, paid monthly, (iii) an annual bonus equal to the amount that would otherwise have been payable to Executive upon Executive’s achievement of 100% of his individual bonus objectives (in distinction to Company bonus objectives, which shall be based upon actual Company performance for such fiscal year) for the Company’s fiscal year in which Executive’s transition to Part-Time Employment occurs (the “Target Bonus”), (iv) for the Company’s fiscal year ending in the period between the first anniversary of the date of termination of Executive’s full-time employment and the second anniversary of the date of termination of Executive’s full-time employment with the Company, an amount equal to the amount that would otherwise have been payable to Executive upon Executive’s achievement of 100% of his individual bonus objectives (in distinction to Company bonus objectives, which shall be based upon actual Company performance for such fiscal year) under the Company’s bonus plan for such fiscal year (the “Second Year Bonus”), (v) for the Company’s fiscal year ending in the period between the second anniversary of the date of termination of Executive’s full-time employment and the third anniversary of the date of termination of Executive’s full-time employment with the Company, an amount equal to the amount that would otherwise have been payable to Executive upon Executive’s achievement of 100% of his individual bonus objectives (in distinction to Company bonus objectives, which shall be based upon actual Company performance for such fiscal year) under the Company’s bonus plan for such fiscal year (the “Third Year Bonus”), and (vi) for the Company’s fiscal year ending in the period between the third anniversary of the date of termination of Executive’s full-time employment and the fourth anniversary of the date of termination of Executive’s full-time employment with the Company, an amount equal to the amount that would otherwise have been payable to Executive upon Executive’s achievement of 100% of his individual bonus objectives (in distinction to Company bonus objectives, which shall be based upon actual Company performance for such fiscal year) under the Company’s bonus plan for such fiscal year (the “Fourth Year Bonus”).  Executive will not be eligible to receive an annual bonus for the remainder of the Part-Time Employment Term.  Any bonuses to be paid pursuant to clauses (iii), (iv), (v) and (vi) of this paragraph will be paid no later than the later of (A) two and one half months following the completion of the Company’s relevant fiscal year, or (B) the date that is six months and one day following the commencement of the Part-Time Employment Term.

          Any Base Salary to be paid pursuant to clause (i) of the preceding paragraph will not be paid during the six-month period following the commencement of the Part-Time Employment Term.  Instead, on the first day following such six-month period, the Company will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to Executive under clause (i) of the preceding paragraph.  Thereafter, Executive will receive his Base Salary pursuant to clause (i) of the preceding paragraph in accordance with the Company’s normal payroll practices.

          With respect to any stock options held by Executive (or his affiliates) as of the commencement of the Part-Time Employment Period other than options granted on and after September 21, 2004 (“Prior Options”), such Prior Options shall terminate and be without further force and effect on the earliest of (i) December 31 of the calendar year in which falls the date that is thirty days following the third anniversary of the Part-Time Employment Period commencement date (the “37-Month Anniversary Date”) , but only if Executive remains a Part-Time Employee through such third anniversary date, (ii) on the date specified in the relevant Prior Option agreement, in the event that Executive does not remain a Part-Time Employee through the third anniversary date, (iii) the last day of the original Prior Option term.

          In the event that Executive remains a Part-Time Employee through October 1st of the calendar year in which falls the 37-Month Anniversary Date, then any then outstanding Prior Options shall have their vesting automatically accelerated as of such date to an additional twenty-one months’ vesting, as measured from such October 1 date (but in no event as to more shares than are subject to each Prior Option).

          In the event that Executive remains a Part-Time Employee through the end of the Part-Time Employment Period, then Option Nos. 70866 and 82422 shall have their vesting automatically accelerated as of such date to an additional six months’ vesting (but in no event as to more shares than are subject to each option).

                       d.          Termination of Full-Time Employment by Company Other than for Cause.  If the Company desires to terminate Executive’s full-time employment with the Company other than for Cause, then the Company shall provide Executive with written notice of such termination.  If the Executive’s full-time employment is terminated by the Company other than for Cause, then, subject to Executive entering into and not revoking a Release, Executive shall remain employed by the Company as a Part-Time Employee on the terms described herein and shall receive the same benefits as set forth in subsection (c) above.

                       e.          Reduction of Part-Time Employment Term Compensation and Benefits If Executive Becomes Employed by a Non-Competing Company.  If during the Part-Time Employment Term, Executive becomes a full-time employee (or equivalent thereof) of an entity that is not a “Competing Company” (as defined in Section 8 hereof), Executive (i) shall have his Base Salary reduced to a mutually agreeable amount per month (determined based on the level of services expected to be rendered to the Company) in exchange for Executive providing mutually agreed upon services to the Company, (ii) shall not be eligible to receive any Target Bonus, Second Year Bonus, Third Year Bonus or Fourth Year Bonus to the extent not already earned by Executive, and (iii) shall not be eligible to participate or receive benefits under any other employee benefit plans, policies, practices or arrangements of the Company or its predecessors (except that Executive and his spouse shall continue receiving the Retiree Health Benefit (as defined in Section 5), and subject to Section 7(f) below with respect to the vesting of Executive’s equity awards and Section 11 hereof relating to the treatment of any Retention Option/SAR Grants and Retention Restricted Stock/Unit Grants, as such terms are defined in Section 11 hereof).  For the purposes of the foregoing, the Target Bonus, Second Year Bonus, Third Year Bonus and Fourth Year Bonus shall be deemed earned, to the extent otherwise payable, if Executive is a Part-Time Employee and is not employed by a non-Competing Company as a full-time employee (or equivalent thereof) through the last day of the fiscal year to which such bonuses relate.

                       f.          Vesting of Equity Awards During Part-Time Employment Term.  Except as provided in Section 7(c) hereof, during the Part-Time Employment Term, all equity awards that were granted to Executive prior to the termination of Executive’s full-time employment shall continue to vest in accordance with the terms and conditions of the original agreements relating to such awards, except any Retention Option/SAR Grants and Retention Restricted Stock/Unit Grants, as such terms are defined in Section 11 hereof, which shall be treated in accordance with Section 11 hereof.  The term “equity award” as used herein does not include any right to participate in the employee stock purchase plans of the Company, which right shall terminate immediately upon the termination of the Full-Time Employment Period.

                       g.          Termination of Employment Relationship.  Executive’s Part-Time Employment relationship with the Company may not be terminated by the Company prior to the end of the Part-Time Employment Term, except (i) upon the death or permanent disability of Executive, (ii) by written agreement between both of the parties hereto; provided, however, that Executive’s employment with the Company, whether full-time or part-time, shall immediately and automatically terminate upon Executive’s breach of Section 8 hereof.  No additional benefits or payments will become payable to Executive hereunder upon a termination of Executive’s Part-Time Employment Term in accordance with the prior sentence.

                       h.          Breach of Covenant Not to Compete.  Executive’s employment with the Company hereunder, whether full-time or part-time, shall immediately and automatically terminate upon Executive’s breach of Section 8 hereof.  Notwithstanding anything to contrary set forth herein, no additional benefits or payments will become payable to Executive hereunder upon any such termination.

                       i.          Death or Disability.  Subject to Section 11 hereof relating to the treatment of any Retention Option/SAR Grants and the Retention Restricted Stock/Unit Grants, as such terms are defined in Section 11 hereof, in the event of Executive’s death or permanent Disability, this Agreement shall terminate, unless otherwise decided by the Board.

                       j.          No Duty to Mitigate; No Right of Set-Off.  In the case of any claim or action by Executive as a result of the purported breach of this Agreement by the Company, Executive will not be required to mitigate the amount of any payments, benefits or rights contemplated by this Agreement (whether during the Full-Time Employment Period or Part-Time Employment Term), nor will any earnings that Executive may receive from any other source reduce any such payments, benefits or rights and the Company will have no right of set-off for amounts Executive may owe the Company against amounts the Company may owe Executive hereunder.

          8.          Covenant Not to Compete.

                       a.          Covenant Not to Compete.  During the Full-Time Employment Period and the Part-Time Employment Term, Executive will not render services as an employee, consultant, director, partner, owner to, or participate as more than a two percent shareholder in, any Competing Company in a Restricted Territory, as such terms are defined immediately below; provided, however, that (i) Executive shall be permitted to work for a division, entity, or subgroup of any of such Competing Company so long as such division, entity, or subgroup does not engage in a business (including, without limitation, development, manufacturing, marketing, sales or technical or sales support) that makes such entity a Competing Company, and (ii) Executive may also receive and hold in such situation equity in the Competing Company that he obtains in connection with such service on the same basis as other employees similarly situated to Executive.

                       b.          Competing Company.  “Competing Company” shall mean another semiconductor capital equipment company, partnership, limited liability corporation or other entity any portion of whose business, including, without limitation, development, manufacturing, marketing, sales or technical or sales support, competes with the Company’s business at that time.

                       c.          Restricted Territory.  “Restricted Territory” means any county in the State of California, each state in the United States and each country in the world.

          9.          Limitation on Payments.  If the benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s benefits hereunder shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which, or at such later time as, would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such benefits may (or might otherwise) be taxable under Section 4999 of the Code.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes; provided that if benefits are reduced or deferred, the Executive shall choose the order in which such benefits are reduced or deferred.  For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  In the event a determination is made under this Section 9, the Company shall also require the Accountants to furnish Executive with a tax opinion regarding the calculations performed under this Section 9.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

          10.        Double-Trigger Option Vesting Acceleration.  If, on or after a Change of Control (as defined herein) or within 30 days prior to a Change of Control, Executive’s employment with the Company terminates (whether during the Full-Time Employment Period or the Part-Time Employment Term) due to (i) a voluntary termination for “Good Reason” (as defined in Section 7(g) and this Section 10), or (ii) an involuntary termination by the Company other than for “Cause” (as defined in Section 7(b) hereof), then, subject to Executive executing and not revoking a Release and not breaching the terms of Section 8 hereof, all of Executive’s Company stock options and other equity compensation awards shall immediately accelerate vesting as to 100% of the then unvested shares.

          For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:

                              (i)          Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

                              (ii)         The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; or

                              (iii)        The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                              (iv)         A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

                    For purposes of this Agreement, during the Full-Time Employment Period, “Good Reason” means, without Executive’s express consent, (i) a material reduction of Executive’s duties, title, authority or responsibilities, relative to Executive’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities, (ii) a material reduction of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company; (iii) a reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the aggregate level of employee benefits, including target bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive’s aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees); (v) the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive’s then present location; or (vi) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of Executive.

          11.          Retention Awards.

          (a)          Retention Option/SAR Grants.  With respect to Company stock options or stock appreciation rights granted to Executive on and after September 21, 2004, other than (i) 75,800 shares subject to the September 21, 2004 stock option grant that are scheduled to vest  as to 20% on September 21, 2008 and as to 1/48th of the remaining shares vesting monthly thereafter, and (ii) 75,800 shares subject to any stock option or stock appreciation right granted to Executive in 2005 vesting as to 20% four years after the date of grant and as to 1/48th of the remaining shares vesting monthly thereafter (the stock options and stock appreciation rights covered by this Section 11(a) are referred to herein as “Retention Option/SAR Grants”), notwithstanding any other provisions of this Agreement, including, without limitation, Section 7(f) hereof, the following terms shall apply:

                         (i)          In the event that (i) Executive’s full-time employment is terminated for Cause or breach of Section 8 hereof, or (ii) Executive’s Part-Time Employment is terminated for breach of Section 8 hereof, then the Retention Option/SAR Grants shall immediately, to the extent then unvested, expire and become without further force and effect and Executive shall have thirty (30) days following the date of such termination (but in no event beyond an award’s original term) in which to exercise any vested portion of the Retention Option/SAR Grants following which they shall expire and become without further force and effect.

                         (ii)         Subject to Section 11(a)(ix), in the event that, prior to July 1, 2006, Executive voluntarily terminates his position as Chief Executive Officer other than for Good Reason, even if Executive remains a Service Provider, as such term is defined in the Company’s 2004 Equity Incentive Plan (“Service Provider”), the Retention Option/SAR Grants shall immediately, to the extent then unvested, expire and become without further force and effect and Executive shall have thirty (30) days following the date of such termination (but in no event beyond an award’s original term) in which to exercise any vested portion of the Retention Option/SAR Grants following which they shall expire and become without further force and effect.

                         (iii)        Subject to Section 11(a)(ix), in the event that, on and after July 1, 2006 and prior to July 1, 2007, Executive voluntarily terminates as a Service Provider other than for Good Reason (whether during the Full-Time Employment Period or Part-Time Employment Term), the Retention Option/SAR Grants shall immediately, to the extent then unvested, expire and become without further force and effect and Executive shall have thirty (30) days following the date of such event (but in no event beyond an award’s original term) in which to exercise any vested portion of the Retention Option/SAR Grants following which they shall expire and become without further force and effect.

                         (iv)        Subject to Section 11(a)(ix), in the event that, on and after July 1, 2007, Executive (i) voluntarily terminates as a Service Provider other than for Good Reason (whether during the Full-Time Employment Period or Part-Time Employment Term), the Retention Option/SAR Grants shall immediately, to the extent then unvested, expire and become without further force and effect and Executive shall have five years following the date of such event (but in no event beyond an award’s original term) in which to exercise any vested portion of the Retention Option/SAR Grants following which they shall expire and become without further force and effect.

                         (v)         Subject to the other provisions of this Section 11(a), in the event that, on and after July 1, 2006, Executive transitions to a Part-Time Employee or otherwise remains a Service Provider and does not remain as Chief Executive Officer, the Retention Option/SAR Grants shall continue to vest according to their terms and the terms of this Agreement and, subject to Sections 11(a)(iii), (ix) and (x), Executive shall have five years from the date his employment as a Part-Time Employee terminates (but in no event beyond an award’s original term) to exercise the Retention Option/SAR Grants, after which period they shall expire and become without further force and effect.  In the event that Executive remains as Chief Executive Officer, the Retention Option/SAR Grants shall also continue to vest according to their terms and the terms of this Agreement.

                         (vi)        In the event that (i) Executive’s full-time employment is terminated without Cause and other than for breach of Section 8 hereof, or (ii) Executive voluntarily terminates his full-time employment for Good Reason, then Executive shall become a Part-Time Employee (pursuant to Sections 7(c) or (d), respectively) and any Retention Option/SAR Grants shall continue to vest according to their terms and the terms of this Agreement.  Subject to Sections 11(a)(iii), (ix) and (x), Executive shall have five years from the date his employment as a Part-Time Employee terminates (but in no event beyond an award’s original term) in which to exercise the Retention Option/SAR Grants, after which period they shall expire and become without further force and effect.

                         (vii)       Subject to Section 11(a)(ii), in the event Executive’s status as a Part-Time Employee terminates for any reason (including, without limitation, upon Executive’s voluntary termination for any reason) other than (A) upon the death or permanent Disability of Executive, (B) upon Executive’s breach of Section 8, or (C) by written agreement between both parties hereto, all of the Retention Option/SAR Grants shall immediately accelerate vesting as to 100% of the then unvested shares.  Notwithstanding the accelerated vesting provided for in the previous sentence, any such Retention Option/SAR Grants will not become exercisable (though they will be vested) until they would have otherwise become exercisable pursuant to their original vesting terms.  Subject to Sections11(a)(iii), (ix) and (x), Executive shall have five years from the date his employment as a Part-Time Employee terminates (but in no event beyond an award’s original term) in which to exercise the Retention Option/SAR Grants, after which period they shall expire and become without further force and effect.

                         (viii)      In the event that Executive’s employment terminates due to the Executive’s death or Disability (as defined herein) (whether during the Full-Time Employment Period or Part-Time Employment Term), then (A) the Retention Option/SAR Grants shall have their vesting accelerated as to a pro rata fraction of the initially covered shares less any shares that have already vested, which pro rata fraction shall be determined by dividing the number of days elapsed from the grant date to the employment termination date by the number of days between the grant date and July 1, 2007, and (B) Executive (or his estate or personal representative) shall have five years from the date of such employment termination (but in no event beyond an award’s original term) in which to exercise the Retention Option/SAR Grants, after which period they shall expire.

          For the purposes of this Agreement, “Disability” means that Executive has been unable to perform his employment duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or his legal representative (such agreement as to acceptability not to be unreasonably withheld).

                         (ix)        In the event of a Change of Control occurring during the Full-Time Employment Period, then Executive may at his election transition to Part-Time Employment and continue to vest in his Retention Stock Option/SAR Grants during such period of Part-Time Employment.  In the event of a Change of Control occurring while Executive is a Service Provider, then the Retention Option/SAR Grants shall remain exercisable, to the extent they are or become vested, through July 1, 2012 (but in no event beyond an award’s original term).

                         (x)         Notwithstanding any other provisions of this Agreement, in the event that Executive renders services as an employee, consultant, director, partner, owner to, or participates as more than a two percent shareholder in, any Competing Company in a Restricted Territory, as such terms are defined in Section 8 hereof, then Executive shall promptly notify the Company in writing of such competitive activity.  The Company, at any time following it first becoming aware of such competitive activity, shall deliver a notice to Executive specifying the reasons for its belief that Executive is engaging in such competitive activity.  Executive shall have thirty (30) days following the receipt of such notice in which to cease such competitive activity to the Company’s satisfaction.  In the event Executive fails to cease such activity to the Company’s satisfaction within the thirty-day notice period, then any five (5) year post-termination exercise period for the Retention Option/SAR Grants to which Executive would otherwise be entitled shall be shortened to thirty (30) days following the date upon which the thirty-day notice period expires (but in no event beyond an award’s original term), following which period such Retention Option/SAR grants shall expire and be without further force and effect.  However, this Section 11(a)(x) limitation shall not apply to the extended post-termination exercise provisions arising pursuant to a Change of Control under Section 11(a)(ix) hereof.

          (b)          Retention Grants – Restricted Stock Units.  With respect to the 100,000 share restricted stock unit award granted to Executive effective October 18, 2004 and any award of restricted stock, restricted stock units or other similar award granted on or after such date (awards of restricted stock, restricted stock units or other similar awards covered by this Section 11(b) are referred to herein as “Retention Restricted Stock/Unit Grants”), notwithstanding any other provisions of this Agreement, the following terms shall apply:

                         (i)          In the event that (i) Executive’s full-time employment is terminated for Cause or breach of Section 8 hereof, or (ii) Executive’s Part-Time Employment is terminated for breach of Section 8 hereof, then any Retention Restricted Stock/Unit Grants shall immediately, to the extent then unvested, be forfeited to the Company.

                         (ii)         Subject to Section 11(b)(ix), in the event that, prior to July 1, 2006, Executive voluntarily terminates his position as Chief Executive Officer other than for Good Reason, even if Executive remains a Service Provider, any Retention Restricted Stock/Unit Grants shall immediately be forfeited to the Company.

                         (iii)        Subject to Section 11(b)(ix), in the event that, on and after July 1, 2006 and prior to July 1, 2007, Executive voluntarily terminates as a Service Provider other than for Good Reason (whether during the Full-Time Employment Period or Part-Time Employment Term), any Retention Restricted Stock/Unit Grants shall immediately be forfeited to the Company.

                         (iv)        In the event that, on and after July 1, 2007, Executive voluntarily terminates as a Service Provider other than for Good Reason (whether during the Full-Time Employment Period or Part-Time Employment Term), any Retention Restricted Stock/Unit Grants shall immediately, but only if then unvested, be forfeited to the Company.

                         (v)         Subject to the other provisions of this Section 11(b), in the event that, on and after July 1, 2006, Executive transitions to a Part-Time Employee or otherwise remains a Service Provider and does not remain as Chief Executive Officer, any Retention Restricted Stock/Unit Grants shall continue to vest according to its terms and the terms of this Agreement.  In the event that Executive remains as Chief Executive Officer, any Retention Restricted Stock/Unit Grants shall also continue to vest according to its terms and the terms of this Agreement.

                         (vi)        In the event that (i) Executive’s full-time employment is terminated without Cause and other than for breach of Section 8 hereof, or (ii) Executive voluntarily terminates his full-time employment for Good Reason, then Executive shall become a Part-Time Employee (pursuant to Sections 7(c) or (d), respectively) and any Retention Restricted Stock/Unit Grants shall continue to vest according to its terms and the terms of this Agreement.

                         (vii)       Subject to Section 11(b)(ii), in the event Executive’s status as a Part-Time Employee terminates for any reason (including, without limitation, upon Executive’s voluntary termination for any reason) other than (A) upon the death or permanent Disability of Executive, (B) upon Executive’s breach of Section 8, or (C) by written agreement between both parties hereto, any Retention Restricted Stock/Unit Grants shall immediately accelerate vesting as to 100% of the then unvested shares.

                         (viii)      In the event that Executive’s employment terminates due to the Executive’s death or Executive’s becoming “disabled,” as such term is defined in Code Section 409A(c) and proposed or final Treasury Regulations (as applicable) promulgated thereunder (a “409A Disability”), then any Retention Restricted Stock/Unit Grants shall have their vesting accelerated as to a pro rata fraction of the initially covered shares, which pro rata fraction shall be determined by dividing the number of days elapsed from the grant date to the employment termination date by the number of days between the grant date and July 1, 2007.

                         (ix)        In the event of a Change of Control occurring during the Full-Time Employment Period, then Executive may at his election transition to the Part-Time Employment Period and continue to vest in his Retention Restricted Stock/Unit Grants during such period of Part-Time Employment.

                         (x)         Any vested Retention Restricted Stock/Unit Grants shall be delivered to Executive (or, in the event of Executive’s death or 409A disability, as defined below, his estate or personal representative) on the earliest to occur of (i) July 1, 2007, (ii) Executive’s death, or (iii) Executive’s 409A Disability.

          12.          Attorneys’ Fees.  The Company will pay all of Executive’s reasonable attorneys’ fees in connection with the negotiation, preparation and execution of this Agreement (including the November, 2005 restatement thereof) with the Company.

          13.          Assignment.  Executive’s rights and obligations under this Agreement shall not be assignable by Executive.  The Company’s rights and obligations under this Agreement shall not be assignable by the Company except as incident to the transfer, by merger, liquidation, or otherwise, of all or substantially all of the business of the Company.  Any such assignee of the Company shall deliver Executive a written confirmation confirming its assumption of this Agreement.

          14.          Notices.  Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent by facsimile, or mailed or sent via Federal Express to the other party at its address set forth below in this Section 14, or at such other address as such party may designate by written notice to the other party hereto.  Any effective notice hereunder shall be deemed given on the date personally delivered or on the date sent by facsimile or deposited in the United States mail (sent by certified mail, return receipt requested), as the case may be, at the following addresses:

If to the Company:	KLA-Tencor Corporation
160 Rio Robles
San Jose, CA 95134
Attn: General Counsel

If to Executive:	Kenneth L. Schroeder
at the last primary residential address known to the Company

          15.          Arbitration.  The parties hereto agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Santa Clara County, California under the Employment Dispute Resolution Rules of the American Arbitration Association as then in effect (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator in any court having jurisdiction.

          The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

          The Company shall pay the costs and expenses of such arbitration, and each party shall pay its own counsel fees and expenses.

THE PARTIES HERETO HAVE READ AND UNDERSTAND THIS SECTION 15, WHICH DISCUSSES ARBITRATION.  THE PARTIES HERETO UNDERSTAND THAT BY SIGNING THIS AGREEMENT, THEY AGREE TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EACH PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EXECUTIVE’S RELATIONSHIP WITH THE COMPANY.

          16.          Withholding.  The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

          17.          Severability.  If any term or provision of this Agreement shall to any extent be declared illegal or unenforceable by arbitrator(s) or by a duly authorized court of competent jurisdiction, then the remainder of this Agreement or the application of such term or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and the illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term of provision.

          18.          Entire Agreement.  This Agreement and the agreements relating to the Retention Option/SAR Grants, the Retention Restricted Stock/Unit Grants and any other equity compensation agreements represent the entire agreement of the parties with respect to the matters set forth herein, and to the extent inconsistent with other prior contracts, arrangements or understandings between the parties, supersedes all such previous contracts, arrangements or understandings between the Company and Executive, including without limitation the Prior Agreement.  The Agreement may be amended at any time only by mutual written agreement signed by the parties hereto.

          19.          Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of California without reference to rules relating to conflict of law (other than any such rules directing application of California law).

          20.          Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

          21.          Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          22.          Code Section 409A.  This Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code section 409A and any proposed or final Treasury Regulations and guidance promulgated thereunder.

EXECUTIVE	KLA-TENCOR CORPORATION

/s/ Kenneth L. Schroeder	/s/ Stuart J. Nichols

Kenneth L. Schroeder	Stuart J. Nichols
Vice-President, General Counsel

EXHIBIT A

RELEASE OF CLAIMS

          This Release of Claims (“Release”) is made by and between KLA-Tencor Corporation (the “Company”), and _______________ (“Employee”).

          WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company in return for obtaining certain severance benefits specified in the agreement by and between the Company and Employee dated November __, 2005 which amended and restated in its entirety that Agreement dated February 23, 2005 (the “Agreement”).

          NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

          1.          Termination.  Employee’s employment from the Company terminated on ________________ (the “Termination Date”).

          2.          Consideration.  Pursuant to the terms of Section __ of the Agreement, upon the Effective Date of this Release, Executive will be entitled to severance payments and benefits as provided therein.

          3.          Confidential Information.  Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the [Confidentiality Agreement] between Employee and the Company.  Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Release.

          4.          Payment of Salary.  Employee acknowledges and represents that the Company has paid all severance, salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee as of the date hereof.

          5.          Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company.  Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation,

                       a.          any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

                       b.          any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

                       c.          any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

                       d.          any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

                       e.          any and all claims for violation of the federal, or any state, constitution;

                       f.          any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

                       g.          any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Notwithstanding the previous sentence, the Parties agree that Employee will continue to be covered by the terms and conditions of the [Indemnity Release] entered into between Employee and the Company on [DATE] (the “Indemnity Release”) and the terms of the Company’s D&O insurance policy for claims against Employee that arise out of matters or events that occurred prior to the Termination Date.  This release does not extend to any severance benefits due Employee under the Agreement or any rights to indemnification Employee may have under the Indemnification Release or the Company’s D&O insurance policy.

          6.          Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release.  Employee acknowledges that the consideration given for this Release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Release;

(b) he has at least twenty-one (21) days within which to consider this Release; (c) he has seven (7) days following the execution of this Release by the parties to revoke the Release; (d) this Release shall not be effective until the revocation period has expired; and (e) nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  Any revocation should be in writing and delivered to the General Counsel at the Company by close of business on the seventh day from the date that Employee signs this Release.

          7.          Civil Code Section 1542.  Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Release.  Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                    Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

          8.        No Pending or Future Lawsuits.  Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

          9.        Application for Employment.  Employee understands and agrees that, as a condition of this Release, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

          10.      No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

          11.      Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Release.

          12.        Authority.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Release.

          13.        No Representations.  Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Release.

          14.        Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release shall continue in full force and effect without said provision.

          15.        Entire Release.  This Release, along with the Agreement, the Employee Proprietary Information and Investors Agreement and the Indemnification Agreement, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

          16.        No Oral Modification.  This Release may only be amended in writing signed by Employee and the Chairman of the Board of Directors of the Company.

          17.        Governing Law.  This Release shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

          18.        Effective Date.  This Release is effective after it has been signed by both Parties, but no sooner than seven (7) days have passed since Employee has signed the Release (the “Effective Date”), unless revoked by Employee prior to the Effective Date.

          19.        Counterparts.  This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

          20.        Voluntary Execution of Release.  This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

                       a.          They have read this Release;

                       b.          They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

                       c.          They understand the terms and consequences of this Release and of the releases it contains; and

                       d.          They are fully aware of the legal and binding effect of this Release.

          IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

KLA-Tencor Corporation

Dated: __________, 20__	By

Dated: __________, 20__

Kenneth L. Schroeder